Exhibit (d)(3)
Sciele Pharma, Inc.
Five Concourse Parkway
Suite 1800
Atlanta, Georgia 30328
May 29, 2008
Shionogi & Co., Ltd.
1-8, Doshomachi 3-chome
Chuo-ku, Osaka 541-0045
Japan
Attn: Isao Teshirogi, Ph.D.

Re:	Corporate Transaction Confidentiality and Standstill Agreement
Dear Dr. Teshirogi:
     In connection with the consideration of a possible transaction (the “Proposed Transaction”) between Shionogi & Co., Ltd. (“Shionogi”) and Sciele Pharma, Inc. (“Sciele”), each party has requested of the other certain financial, technical and other information concerning the business and affairs of the other party. As a condition to the disclosure of such information by either party to the other, each party agrees to comply with the terms and conditions set forth below. For ease of reference, Shionogi and Sciele shall each be referred to as the disclosing party, the receiving party, the nonbreaching party and the enforcing party as the context requires.
1. Confidential Information.
     (a) During the Confidentiality Period from the date of this Agreement, all Review Material (as defined in paragraph 1(d)) disclosed by the disclosing party to the receiving party shall be used, reproduced or disclosed by the receiving party only for the purpose of evaluating the Proposed Transaction. In performing its obligations under this paragraph I(a), the receiving party shall use the same care and discretion, but in no event less than reasonable care and discretion, to protect and prevent disclosures of Review Material as the receiving party uses to prevent disclosures of similar information of its own. “Confidentiality Period” means (i) seven years in the case of information relating to products under development by the disclosing party, and (ii) three (3) years in the case of any other Review Material.
     (b) The receiving party may disclose the disclosing party’s Review Material only to the receiving party’s Representatives (as defined in paragraph led)) who have a need to know such information for the purpose of evaluating the Proposed Transaction and have obligated themselves to hold such Review Material in confidence and otherwise agree to be bound by and comply with the terms and provisions of this Agreement to the same extent as if a signatory hereto. The receiving party will be responsible for any breach of this Agreement by its Representatives.
     (c) Notwithstanding the foregoing, if the receiving party or its Representatives have been requested or are required by law (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process or in order to comply with the disclosure required by Japanese or U.S. securities and similar laws) to disclose any of the disclosing party’s Review Material, the receiving party will promptly notify the disclosing party in writing of such request(s) or requirement(s) so that the disclosing party may seek an appropriate protective order or similar order or treatment or waive the receiving party’s compliance with the provisions of this Agreement. If, in the absence of a protective order or similar order or treatment or the receipt of a waiver hereunder, the receiving party is, nonetheless, in the reasonable written opinion of counsel to the receiving party, compelled to disclose the disclosing party’s Review Material, the receiving party may disclose such information pursuant to such request or requirement without liability hereunder.
     (d) The term “Review Material” includes all information furnished to the receiving party or its Representatives by the disclosing party or its Representatives, whether written or oral, and all analyses, compilations, studies or other material prepared by the receiving party or its Representatives containing or based in whole or in part upon such information furnished to receiving party or its Representatives by the disclosing party or its Representatives, but does not include information which (i) is or becomes generally available to the public other than as a result of an act or failure to act on the part of the receiving party or its Representatives as required or, in the case of disclosures, permitted under this Agreement; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party or its Representatives by the disclosing party or its Representatives; (iii) becomes available to the receiving party. on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not bound by a confidentiality agreement with the disclosing party known to the receiving party or its Representatives; or (iv) is independently developed by the receiving party.
     The term “Representatives” with respect to either party includes the agents, representatives, counsel, accountants, directors, officers, employees and investment bankers of such party. References in this Agreement to a “party” or “parties” to this Agreement do not include Representatives unless specifically so stated.
2. Confidentiality of the Proposed Transaction.
     (a) Neither party nor its Representatives will, without the prior written consent of the other party or as required by law or the applicable rules of any stock exchange on which either party’s securities are traded, disclose to any person (other than to the Representatives of the party considering disclosure or the Representatives of the other party) any information about the Proposed Transaction or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the disclosing party’s Review Material has been made available to receiving party.

     (b) Each party hereby acknowledges that it is aware, and that it will advise each of its Representatives who are aware of the consideration by the parties of the Proposed Transaction, that the Japanese and US securities laws prohibit any person who has received from an issuer or publicly traded securities material, nonpublic information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, all as provided in and subject to such securities laws.
3. Return of Review Material. If the receiving party determines that it does not wish to proceed with the Proposed Transaction, the receiving party will promptly advise the disclosing party of that decision in writing. In that case, or in the event that discussions concerning the Proposed Transaction are terminated, each party will, promptly upon the request of the other party, deliver to the other party the other party’s Review Material and will use its best efforts to cause all copies and summaries or synopses thereof to be returned or destroyed. Notwithstanding the foregoing, the receiving party or its Representatives may maintain a copy of the disclosing party’s Review Material in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes. Such destruction shall be confirmed in writing to the other party.
4. Non-Solicitation.
     (a) Employees. Except with the prior written consent of the other party, each party agrees that, for a period of one (1) year from the date of this Agreement, such party will not, either directly or indirectly, solicit for hire or hire any employee or former employee of the other party within one (1) year of the last day of their employment at the other party, unless such employee approaches the hiring party as a result of a general employment solicitation not targeted to the other party’s employees.
     (b) Customers. Except with the prior written consent of the other party, each party agrees that, for a period of one (1) year from the date of this Agreement, such party will not, either directly or indirectly, solicit or divert away the business of a customer of the other with whom the covenanting party had contact during any aspect of the negotiation of the Proposed Transaction.
5. Conduct of Sale. Each party understands and agrees that it shall not contact customers or suppliers of the other party with respect to the Proposed Transaction or for the purpose of obtaining information for use in its evaluation of the Proposed Transaction without the prior written consent of the other party.
6. No Transactions in other Party’s Securities; Standstill.
     (a) During due diligence regarding, and negotiations with respect to, the Proposed Transaction, neither party shall trade in the other party’s securities.
     (b) Each party further agrees that, for a period of two years from the date of this Agreement, unless one party shall have been specifically invited in writing by the other party,

neither the party nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act"» will in any manner, directly or indirectly, (a) effect or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or of beneficial ownership thereof) or assets of the other party or any of its subsidiaries, (ii) any tender or exchange offer, merger, or other business combination involving the other party or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to the other party or any of its subsidiaries, or (iv) any solicitation of proxies or consents to vote any voting securities of the other party; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the beneficial ownership of any securities of the other party; (c) take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in (a) above; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or (e) request or propose that the other party or any of the other party’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this paragraph. The provisions of this Section 6(b) shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the 1934 Act) shall propose in any manner, directly or indirectly, to the other party, any action specified in clauses (a), (b), or (c) of this Section 6(b) provided that the party relying on this sentence is 110t otherwise in breach of this Agreement.
7. Remedies. Each party agrees that money damages alone may not be a sufficient remedy for any breach of this Agreement by it or its Representatives and that the other party may be entitled to specific performance as a remedy for any such breach. Money damages awarded for a breach by either party or its Representatives of their obligations hereunder shall not be deemed to be the exclusive remedy for the breach of this Agreement by either party or its Representatives, but shall be in addition to all other legal and equitable remedies available to the nonbreaching party. In the event that either party enforces its obligations hereunder in a court of law, the other party shall reimburse the enforcing party if successful, for all costs and expenses, including attorneys’ fees, incurred by the enforcing party in this regard.
8. Dispute Resolution. If a dispute arises between the parties in connection with this Agreement, the complaining party must notify the other party in writing regarding the nature of the dispute. Upon receipt of such written notice, the parties shall attempt to work together in good faith to resolve the dispute. If the parties are unable to resolve the dispute, either party to this Agreement may file suit in any federal or New York state court located in the Borough of Manhattan, New York, New York. Notwithstanding the foregoing, either party may seek appropriate injunctive relief.
9. Miscellaneous. It is further understood and agreed by each party that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right power or privilege hereunder. This Agreement supersedes and terminates all prior non-disclosure and similar agreements between the parties including, without limitation, any such agreements to which one (l) or more of their subsidiaries are parties, if any exist. This Agreement shall be governed by the laws of the State of New York, United States of America, without giving effect to choice of law doctrines. Shionogi agrees that it may be served with process at the address set forth on the first page hereof. This Agreement may be executed in one or more counterpart originals, which together shall be considered one agreement and shall be enforceable as one agreement.
     If Shionogi is in agreement with the foregoing, please sign, date and return one copy of this letter, which will constitute our legally binding agreement with respect to the subject matter of this Agreement.

Very truly yours,

SCIELE PHARMA, INC.

/s/ Patrick Fourteau
Patrick Fourteau
Chief Executive Officer
ACKNOWLEDGED, AGREED AND CONFIRMED,
SHIONOGI & CO., LTD.

/s/ Isao Teshirogi

Isao Teshirogi, Ph.D.
President and Representative Director

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